Registration No. 33-
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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                           FORM S-8
                    REGISTRATION STATEMENT
                            Under
                  THE SECURITIES ACT OF 1933
                  --------------------------

            COMPUTER ASSOCIATES INTERNATIONAL, INC.
   (Exact name of Registrant as specified in its Charter)
                  --------------------------

           Delaware                          13-2857434
  State or other jurisdiction of          (I.R.S. Employer
   incorporation or organization)         Identification No.)
                  --------------------------

                   One Computer Associates
                Islandia, New York 11788-7000
       (Address of principal executive offices) (Zip Code)
                  --------------------------

      CHEYENNE SOFTWARE, INC. 1987 NON-QUALIFIED STOCK OPTION PLAN CHEYENNE SOFTWARE, INC. 1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

                  (Full title of the plan)
                  --------------------------

                        PETER SCHWARTZ
         Senior Vice President - Chief Financial Officer
            COMPUTER ASSOCIATES INTERNATIONAL, INC.
   One Computer Associates Plaza, Islandia, New York 11788-7000

            (Name and address of agent for service)
                       (516) 342-5224

     (Telephone number, including area code, of agent for service)
                  --------------------------
                CALCULATION OF REGISTRATION FEE

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
                                      Proposed   Proposed
                                      Maximum    Maximum
                                      Offering   Aggregate  Amount of
Title of Securities    Amount to be   Price      Offering   Registration
to be Registered       Registered(1)  Per Unit   Price      Fee
-------------------    -------------  --------   ---------  ------------
Common Stock,$.10 par  25,077 shares  $ 37.512   $  940,688 $  285.06
value per share,       16,718 shares  $ 27.755   $  464,008 $  140.61
together with the      49,540 shares  $ 46.932   $2,325,011 $  704.55
associated right to    33,436 shares  $ 52.735   $1,763,247 $  534.31
purchase shares of
Series One Junior
Participating Preferred
Stock, Class A, without
par value.
 TOTAL:                124,771 shares                       $1,664.53

(1)	Rights are attached to and trade with the Registrant's Common
Stock and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Stock. No additional registration fee is required.


      This Registration Statement covers shares of common stock of Computer Associates International, Inc. issuable upon exercise of certain options to purchase common stock of Computer Associates International, Inc. held by certain former directors of Cheyenne Software, Inc. all of the outstanding shares of which were acquired by a wholly owned subsidiary of Computer Associates International, Inc. pursuant to the terms of the Agreement and Plan of Merger dated as of October 7, 1996 by and among Computer Associates International, Inc., its wholly-owned subsidiary and Cheyenne Software, Inc. (the "Merger Agreement") The Options to purchase common stock of Cheyenne Software, Inc. had been granted to the directors of Cheyenne Software, Inc. pursuant to the Cheyenne 1987 Non-Qualified Stock Option Plan and the Cheyenne 1992 Stock Option Plan for Outside Directors. The Merger Agreement provided that all outstanding options to purchase shares of common stock of Cheyenne would be converted into options to purchase shares of common stock of Computer Associates, Inc. pursuant to a formula set forth in the Merger Agreement. The Merger Agreement also provides that Computer Associates International, Inc. would cause the shares issuable upon exercise of such options to be registered with the Securities and Exchange Commission within 90 days after the merger of the Computer Associates International, Inc. merger subsidiary into Cheyenne Software, Inc., which occurred on December 2, 1996.

                           PART I

Item 1.   Plan Information

Item 2.   Registrant Information and Employee
          Plan Annual Information

                           PART II

Item 3.   Incorporation of Documents by Reference.

          The documents listed in (a) through (c) below are hereby incorporated by reference in this Registration Statement:

          (a) The Registrant's annual report on Form 10-K for its fiscal year ended March 31, 1996, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

          (c) The description of the Registrant's common stock, par value $.10 per share, outlined in the Registrant's registration statement on Form 8-A filed under the Exchange Act, which in turn incorporates by reference the description in the Registrant's Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended (the "Securities Act").

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Steven M. Woghin, who rendered the opinion as to the legality of the Registrant's common stock to be issued pursuant hereto, is employed by the Registrant as Senior Vice President and General Counsel. Mr. Woghin is the beneficial owner of 168 shares, and of options to purchase 4,590 shares, of Registrant's common stock.

Item 6.   Indemnification of Directors and Officers

          As permitted by Section of 145 of the Delaware General
Corporation Law, Article NINTH of the Registrant's Restated Certificate of Incorporation as amended provides:

     "The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person."

          The Registrant's Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of the director's duty of care.

          The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant's Restated Certificate of Incorporation, as amended.

Item 7.   Exemption from Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

          See the Exhibits Index attached hereto.

Item 9.   Undertakings.

A.    The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

      (3) To remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, County of Suffolk and State of New York on the 30th day of December, 1996.

                             COMPUTER ASSOCIATES INTERNATIONAL, INC.



                             By: /s/ Peter Schwartz
                                 --------------------------
                                     Peter Schwartz
						 Senior Vice President
						 Chief Financial Officer





                      POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles B. Wang and Peter Schwartz, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          Name                    Title                     Date

/s/ Charles B. Wang
-----------------------   Chairman of the Board      December 30, 1996
   (Charles B. Wang)      (Principal Executive
                          Officer)
/s/ Peter Schwartz
-----------------------   Senior Vice President -    December 30, 1996
   (Peter Schwartz)       Chief Financial Officer
                          (Principal Financial and
                          Accounting Officer)

-----------------------   Director
(Russell M. Artzt)

-----------------------   Director
(William F.P. de Vogel)

/s/ Irving Goldstein      Director                   December 31, 1996
-----------------------
   (Irving Goldstein)

/s/ Richard A. Grasso     Director                   December 30, 1996
-----------------------
   (Richard A. Grasso)

-----------------------   Director
(Shirley Strum Kenny)

/s/ Sanjay Kumar          Director                   December 30, 1996
-----------------------
   (Sanjay Kumar)

                        INDEX TO EXHIBITS

Exhibit                                                 Exhibits to
Number             Description                          This Report

4.1      Cheyenne Software, Inc. 1987 Non-Qualified     Exhibit A
         Stock Option Plan

4.2      Cheyenne Software, Inc. 1992 Stock Option      Exhibit B
         Plan for Outside Directors

4.3 Agreement and Plan of Merger dated as of October 7, 1996 by and among Computer
         Associates International, Inc.,
         Tse-Tsehese-staestse, Inc. incorporated by reference to Exhibit 11(c)(1) to Registrant's
         Schedule 14D-1 filed October 11, 1996

5        Opinion of Steven M. Woghin, Esq. as to the    Exhibit C
         legality of the shares being offered

23.1     Consent of Ernst & Young LLP                   Exhibit D

23.2     Consent of Steven M. Woghin, Esq.              Filed as Exhibit
         (contained in his opinion in Exhibit 5)        C hereto